Exhibit 97.1
Vera Bradley, Inc. Compensation Recoupment Policy

This Recoupment Policy applies to any person who was an employee of Vera Bradley, Inc. or any of its subsidiaries (the “Company”) at the time compensation covered by the policy was received by such person, regardless of whether such person remains an employee at the time such compensation is subject to recoupment pursuant to this Policy.

With respect to any performance-based compensation paid in any of the last three completed fiscal years preceding the date on which the Company is required to prepare a financial restatement on the basis of performance during those fiscal periods affected by the restatement, the Company, by action of its Board of Directors (the “Board”), shall have the obligation or right to require the forfeiture of, or seek to recoup all or any portion of the value of or proceeds from, such compensation in the event of the following:

1.If Vera Bradley, Inc. is required to prepare a financial restatement (i) to correct an error in previously issued financial statements that is material to the previously issued financial statements, or (ii) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, as determined with the oversight of the Board’s Audit Committee, the Board will review all performance-based compensation earned by an Executive Officer in whole or part for the period affected by the restatement (the “Recoupment Period"). This review will be without regard to the responsibility or involvement of any Executive Officer in the actions that led to the restatement. If the performance-based compensation for any of the three completed fiscal years immediately preceding the date on which Vera Bradley, Inc. was required to prepare a financial restatement would have been lower if such compensation had been based on the restated results, the Board shall, to the full extent required and permitted by applicable law, seek recoupment from (or not pay to) any Executive Officer any portion of such performance-based compensation, calculated on a pre-tax basis, that would not have been paid (or is not payable) if the performance-based compensation had been granted, vested, or earned based on the restated financial information.

2.Unlawful activity, fraud, or intentional or willful misconduct by any award recipient under any of the Company’s compensation plans, which results in material harm to the Company. Forfeiture or recoupment may be sought from any award recipient who engaged in such misconduct in an amount determined by the Board in its sole discretion if the underlying conduct occurred during any of the three fiscal years preceding the grant, payment, vesting, or settlement of the award. The amount of such forfeiture or recoupment shall be determined by the Board in its sole discretion, and may be the entire incentive compensation amount, not limited to the achievement of specified financial results.

Except to the extent provided in the paragraph below, the Board has full discretion to make all determinations necessary to implement, interpret and enforce this policy, including (without limitation) to determine whether misconduct occurred, whether compensation is subject to this policy, whether to seek repayment of performance-based compensation, the amount of compensation subject to repayment, and, in the case of equity awards, to permit repayment in cash or shares. Any determination by the Board shall be final, binding and conclusive on all interested parties.

The Board shall be required to recoup any performance-based incentive compensation subject to recoupment under Section 1 of this policy from any Officer of the Company as defined in Rule 16a-1(f) of the Exchange Act (herein defined as “Executive Officer”), unless (i) the Company has made a reasonable and documented attempt to recover the compensation and has reasonably determined that the expense paid to a third party to recover the compensation would exceed the amount to be recovered; (ii) the Company receives an opinion of home country counsel advising that the recovery would violate home country laws; (iii) the recovery of the compensation would draw from deferred compensation under a tax-qualified retirement plan; or (iv) another exception to the recoupment requirement applies.

The recoupment of compensation under this policy shall not prohibit or otherwise limit any other remedial or recovery action available to the Company pursuant to applicable law.

Approved by the Board of Directors at its quarterly meeting on November 29, 2023